                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

                                   Huffy Corp
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                    444356109
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [X] Rule 13d-1(b)
   [_] Rule 13d-1(c)
   [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Wells Fargo & Company
       Tax Identification No. 41-0449260
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

    NUMBER OF             1,648,734
     SHARES         ------------------------------------------------------------
                      6   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY              0
                    ------------------------------------------------------------
      EACH            7   SOLE DISPOSITIVE POWER

    REPORTING             1,615,284
      PERSON        ------------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
      WITH
                          0
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,675,368
--------------------------------------------------------------------------------
10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       Not applicable
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.3%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

                                       13G

--------------------------------------------------------------------------------
 1     NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Wells Capital Management Incorporated
       Federal ID No.  95-3692822
--------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
 3     SEC USE ONLY

--------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       California
--------------------------------------------------------------------------------
                      5   SOLE VOTING POWER

    NUMBER OF             1,600,600
     SHARES         ------------------------------------------------------------
                      6   SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY              0
                    ------------------------------------------------------------
      EACH            7   SOLE DISPOSITIVE POWER

    REPORTING             1,615,234
      PERSON        ------------------------------------------------------------
                      8   SHARED DISPOSITIVE POWER
      WITH
                          0
--------------------------------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,615,234
--------------------------------------------------------------------------------
10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       Not applicable
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       9.9%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       IA
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

DISCLAIMER: Information in this Schedule 13G is provided solely for the purpose of complying with Sections 13(d) and 13(g) of the Act and regulations promulgated thereunder, and is not to be construed as an admission that Wells Fargo & Company or any of its subsidiaries is the beneficial owner of the securities covered by this Schedule 13G for any purpose whatsoever.

Item 1(a)  Name of Issuer:

           Huffy Corp

Item 1(b)  Address of Issuer's Principal Executive Offices:

           225 Byers Road
           Miamisburgh, OH 45342

Item 2(a)  Name of Person Filing:

           Wells Fargo & Company
           Wells Capital Management Incorporated

Item 2(b)  Address of Principal Business Office or if none, Residence:

           1.  Wells Fargo & Company
               420 Montgomery Street
               San Francisco, CA 94104

           2.  Wells Capital Management Incorporated
               525 Market Street, 10/th/ Floor
               San Francisco, CA 94105

Item 2(c)  Citizenship:

           1.  Wells Fargo & Company: Delaware
           2.  Wells Capital Management Incorporated: California

Item 2(d)  Title of Class of Securities:

           Common Stock, no par value

Item 2(e)  CUSIP Number:

           444356109

Item 3     The person filing is a:

           1. Wells Fargo & Company: Parent Holding Company in accordance with 240.13d-1(b)(1)(ii)(G)

           2. Wells Capital Management Incorporated: Registered Investment Advisor in accordance with Regulation 13d-1(b)(1)(ii)(E)

Item 4     Ownership:

           See 5-11 of each cover page. Information as of December 31, 2003.

Item 5     Ownership of Five Percent or Less of a Class:

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6     Ownership of More than Five Percent on Behalf of Another Person:

           Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

           See Attachment A

Item 8     Identification and Classification of Members of the Group:

           Not Applicable

Item 9     Notice of Dissolution of Group:

           Not Applicable

Item 10    Certification:

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:  February 12, 2004

WELLS FARGO & COMPANY



By: /s/ Laurel A. Holschuh
    -----------------------------------------------
         Laurel A. Holschuh, Senior Vice President
          and Secretary

                                  ATTACHMENT A

The Schedule 13G to which this attachment is appended is filed by Wells Fargo & Company on behalf of the following subsidiaries:

     Wells Capital Management Incorporated (1)
     Wells Fargo Bank, National Association (2)
     Wells Fargo Bank Minnesota, National Association (2)
     Wells Fargo Funds Management, LLC (1)

     (1) Classified as a registered investment advisor in accordance with Regulation 13d-1(b)(1)(ii)(E).
     (2) Classified as a bank in accordance with Regulation 13d-1(b)(1)(ii)(B).